UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2017 (April 29, 2017)
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The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)
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Ohio	001-11593	31-1414921
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14111 Scottslawn Road, Marysville, Ohio	43041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 644-0011
Not applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On April 29, 2017, The Scotts Miracle-Gro Company (the “Company”) received a binding and irrevocable conditional offer (the “Offer”) from Exponent Private Equity LLP (“Exponent”) to purchase its consumer lawn and garden business carried on outside of North America, Central America, South America, Israel, China and Japan (the “International Business”). The Offer remains valid until the earlier of (i) October 6, 2017, and (ii) the fifth business day after the date of completion of the compulsory process in respect of France SAS of notice, information and consultation with the French Works Council (Comité Central d’Entreprise at Scotts France SAS).

If accepted by the Company, pursuant to the terms of the Share and Business Sale Agreement (the “Agreement”) contemplated by the Offer, Scotts-Sierra Investments LLC, an indirect wholly-owned subsidiary of the Company (“Sierra”) and certain of its direct and indirect subsidiaries (the “Sierra Subsidiaries,” and, together with Sierra, the “Scotts Sellers”), will enter into separate stock or asset sale transactions with respect to the consumer lawn and garden businesses located in Australia, Austria, Benelux, Czech Republic, France, Germany, Poland and the United Kingdom (the “Group”). Upon closing of the transaction, Exponent would pay the Company approximately EUR 210,000,000 (subject to potential adjustment following closing in respect of the actual financial position of the Group at closing) and a deferred payment amount of up to EUR 20,000,000, contingent on the achievement of certain performance criteria by the International Business following the closing of the transaction.

Following completion of the French Works Council consultation, if Sierra does not accept the binding offer, Sierra will be required to pay a break fee of EUR 10 million in cash.

Upon acceptance of the Offer by the Company, the parties’ obligations to consummate the transaction would be conditioned upon (i) the Monsanto Company entering into a certain exclusive agency and marketing agreement and a certain lawn and garden brand extension agreement, each with Exponent, relating to the marketing and distribution of Roundup products, (ii) the receipt of landlord consents to the transfer of/change of control in respect of certain material real estate leases, (iii) evidence of the waiver by the relevant municipal authority of its pre-emption right in relation to the properties of the International Business in Bourth and Hautmont in France, or the expiry of the period during which the relevant municipal authority may exercise such right of pre-emption, (iv) specific third party written consent in respect of the assignment of certain supply agreements and the sub-licensing of certain intellectual property, and (v) the receipt of formal clearance from the competition authorities in France, Germany and Poland.

As part of the transaction, Exponent received vendor financing from Sierra in the form of a EUR 25 million loan for seven years bearing interest at 5% for the first three years, with annual increases thereafter.

The Agreement also includes customary representations, warranties and covenants. Among other things, Sierra will provide customary business warranties regarding the International Business subject to certain financial limitations. Also, Sierra has agreed to certain customary pre-closing covenants, including with respect to the operation of the International Business prior to closing and the assistance with and delivery of certain regulatory approvals and third party consents.

The foregoing description of the Offer and Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Offer and the Agreement,  a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending July 1, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY

Dated: May 2, 2017	By: /s/ THOMAS RANDAL COLEMAN
Printed Name: Thomas Randal Coleman
Title: Executive Vice President and Chief Financial Officer

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